Alexion Announces the Passing of Max Link, Ph.D., Chairman of the Company’s Board of Directors
CHESHIRE, Conn.—October 7, 2014- Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) today announced that Max Link, Ph.D., Chairman of the Board of Directors of Alexion, passed away unexpectedly on October 5 while traveling on business. Dr. Link, a globally respected leader of companies in the pharmaceutical, biotechnology and medical device industries over the course of nearly four decades, served as a Director of Alexion since the Company was established in April 1992 and assumed the role of Chairman in December 2002. He was 74 years old.
“Alexion as a company, and I personally, are very fortunate to have had Max as a key member of Alexion’s board from its inception,” said Leonard Bell, M.D., Chief Executive Officer of Alexion. “In our earlier years, he provided invaluable guidance during the inevitable challenges we faced as a biotech startup, including the building of our research and development capabilities. As Chairman, he was a key guide in our transition, starting in 2007, from a development-stage firm to our current multinational commercial platform where we serve patients with life-threatening disorders across nearly 50 countries. Through his work at Alexion and other companies, Max helped to bring a wide array of innovative therapies to patients. We at Alexion, and our industry as a whole, will miss Max and the wisdom and broad experience that he provided. We join with his family and close friends in mourning our loss.”
During a long and distinguished career, Dr. Link held a number of top leadership positions with Sandoz Pharmaceuticals (now Novartis), including serving as Chairman of the Board of Sandoz Pharma, Ltd., CEO of Sandoz Pharma, and a member of the Executive Board of Sandoz, Ltd., Basel. In addition, he served as CEO of Corange, Ltd., the parent company of Boehringer Mannheim Therapeutics, Boehringer Mannheim Diagnostics and DePuy Orthopedics. More recently, Dr. Link had served as Chairman and CEO of Centerpulse AG, a medical implant company later acquired by Zimmer Holdings, Inc. He was actively involved as a director in numerous development-stage companies within the biopharmaceutical and medical device fields. Dr. Link earned a Ph.D. in economics from University of St. Gallen (Switzerland).
Alexion’s Board of Directors, after convening this week to discuss the Board’s succession plan, will announce a new Chairman in the coming days.
About Alexion
Alexion is a biopharmaceutical company focused on serving patients with severe and rare disorders through the innovation, development and commercialization of life-transforming therapeutic products. Alexion is the global leader in complement inhibition and has developed and markets Soliris® (eculizumab) as a treatment for patients with PNH and aHUS, two debilitating, ultra-rare and life-threatening disorders caused by chronic uncontrolled complement activation. Soliris is currently approved in nearly 50 countries for the treatment of PNH, and in nearly 40 countries for the treatment of aHUS. Alexion is evaluating other potential indications for Soliris in additional severe and ultra-rare disorders beyond PNH and aHUS, and is developing other highly innovative biotechnology product candidates across multiple therapeutic areas. This press release and further information about Alexion can be found at www.alexionpharma.com.
[ALXN-G]
Alexion Contacts:

Media
Irving Adler, 203-271-8210
Executive Director, Corporate Communications

Kim Diamond, 203-439-9600
Senior Director, Corporate Communications
Investors
Elena Ridloff, 203-699-7722
Executive Director, Investor Relations